SCHEDULE A
Amended as of February 25, 2026

to the

EXPENSE LIMITATION AGREEMENT

dated January 22, 2016 between

GALLERY TRUST

and
MONDRIAN INVESTMENT PARTNERS LIMITED

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit	Initial Term End Date
Mondrian International Value Equity Fund	0.74%	February 28, 2028
Mondrian Emerging Markets Value Equity Fund	0.92%	February 28, 2028
Mondrian Global Listed Infrastructure Fund	0.95%	February 28, 2028
Mondrian Global Equity Value Fund	0.74%	February 28, 2028

ACKNOWLEDGED AND ACCEPTED BY:

GALLERY TRUST

/s/ Alexander F. Smith
Name: Alexander F. Smith
Title: Vice President and Assistant Secretary

MONDRIAN INVESTMENT PARTNERS LIMITED

/s/ Elizabeth Desmond
Name: Elizabeth Desmond
Title: Executive Chairman